EXHIBIT 99.1

China Agritech, Inc. Expands Sales Contract with China National Agrochemical Corporation

BEIJING, Feb. 22, 2011 /PRNewswire-Asia-FirstCall/ -- China Agritech, Inc. (Nasdaq: CAGC) ("China Agritech", or the "Company"), a leading organic compound fertilizer manufacturer and distributor in China, announced that it has expanded its sales partnership with China National Agrochemical Corporation ("CNAC") for the Company's Green Vitality organic granular compound fertilizer products.

Pursuant to the agreement, China Agritech will supply Green Vitality organic granular compound fertilizers worth an estimated value of RMB 44 million (approximately US$6.8 million) through December 2011.

By the end of 2010, the Company had become an official supplier of organic liquid compound fertilizers to the China National Agrochemical Corporation ("CNAC"), China's largest developer, manufacturer and seller of pesticides and one of the major players in the domestic fertilizer market. China Agritech's sales contract with CNAC in 2010 was valued at approximately US$2.0 million, focused upon the Company's Green Vitality organic liquid compound fertilizers.

Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, commented, "We are excited about the expansion of our relationship with CNAC, which is one of the largest players in the Chinese agricultural market with over 1,000 points of sale nationwide. This new contract further acknowledges the superior quality of our organic granular fertilizers, and the potential yield enhancement and economic benefits our products can provide to the large number of farming communities in China. Going forward, we are confident that our high-quality organic compound fertilizers will reach a wider audience of farmers in China through our comprehensive distribution channels that capitalize on our regional distribution center network, as well as our strategic relationships with major domestic agricultural enterprises such as CNAC and SinoChem."

About China Agritech, Inc.
China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information, please visit http://www.chinaagritechinc.com.

Safe Harbor Statement
This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions, future operating results of the Company, capital expenditures, expansion and growth opportunities, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Mr. Gareth Tang
Chief Financial Officer
China Agritech, Inc.
gareth@chinaagritech.com

Mr. Shiwei Yin/Kevin Theiss
Investor Relations
Grayling
+1-646-284-9474
shiwei.yin@grayling.com
kevin.theiss@grayling.com